Exhibit 99.1

NEWS ANNOUNCEMENT

Contact: James Stokes Hatch                 David C. Collins
         Wave Systems Corp.                 Jaffoni & Collins Incorporated
         413-243-1600                       212-505-3015
         jhatch@wavesys.com                 dccjci@aol.com

For Immediate Release

                    WAVE SYSTEMS CORP. COMPLETE FIRST TRANCHE
                        OF $3.0 MILLION PRIVATE PLACEMENT

     June 3, 1997, Lee, MA - Wave Systems Corp. (Nasdaq: WAVX; http://wave.com) today announced that it has signed an agreement with an investment fund for a private placement of $3.0 million, of which it has completed the sale of $1.6 million in 6% Series D Convertible Preferred Shares pursuant to Regulation D of the Securities Act of 1933.

     Proceeds from the offering will fund working capital needs, including research and development aimed at further enhancing the Company's proprietary electronic commerce systems and to fund sales and marketing initiatives aimed at building the customer base and transaction volume for Wave's WaveCommerce TM Internet electronic content commerce system. The transaction was facilitated by Wharton Capital, a New York based financial consulting firm.

     This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.


Safe Harbor for Forward-Looking Statements

     Except for the statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the loss of market share, the ability to finance the Company's operations, changes in consumer buying habits and other factors over which Wave Systems Corp. has little or no control.

     Wave, headquartered in Lee, MA, markets a distributed information metering and transaction service, the Wave System, for use in consumer, entertainment and education applications. Wave's information metering infrastructure provides individual and corporate content owners with secure distribution as well as new marketing and pricing options that include purchase and pay-per-use transactions, and eventually rental and rent-to-own pricing models. Consumers benefit from the convenience and control of obtaining content via broadband, internet, satellite transmission and CD-ROM distribution channels. More information about Wave is available through Wave's Internet web site: http://wave.com.